Exhibit 99.1

Overseas Shipholding Group, Inc.

OVERSEAS SHIPHOLDING GROUP, INC. (OSG) ACQUIRES
STELMAR SHIPPING LTD.

New York, NY (January 20, 2005) -- Overseas Shipholding Group, Inc. (NYSE: OSG) announced today that it completed the purchase of Stelmar Shipping Ltd. (NYSE: SJH), a leading international provider of petroleum product and crude oil transportation services, for a cash purchase price of $48.00 per share. The acquisition was made pursuant to the definitive merger agreement between the companies announced on December 13, 2004, and was subject to approval by holders of a majority of Stelmar's outstanding shares.

At a special meeting of shareholders of Stelmar held earlier today in New York, NY, shareholders holding approximately 74% of Stelmar’s outstanding shares approved the merger agreement. The merger creates the second largest publicly traded oil tanker company measured by number of vessels and the third largest measured by deadweight tons. The combined company has a fleet of 90 international flag vessels totaling 12.8 million deadweight tons. The combined international flag fleet is among the youngest fleets in the industry, and 97% of the vessels are double-hulled or double-sided. The average ages of OSG’s VLCC, Aframax and Panamax fleets are 5.4 years, 6.8 years and 4.4 years, compared with world fleet averages in these sectors of 8.7 years, 10.2 years and 13.9 years, respectively. OSG’s international flag Handymax fleet has an average age of 9.7 years compared with the world Handymax fleet average age of 13.8 years. In addition, the Company has on order four LNG vessels of 864,800 cbm.

“The acquisition of Stelmar provides OSG a significant presence in product tanker and Panamax tanker markets and fulfills an important strategic objective for OSG,” said Morten Arntzen, President and Chief Executive Officer of OSG. “This acquisition is accretive to earnings beginning today and complements OSG’s already leading positions in the VLCC and Aframax sectors and its recent entry into the LNG sector,” Mr. Arntzen continued.

“The acquisition of Stelmar and the addition to OSG’s results of the revenues from 40 additional vessels, combined with the restoration of the deferral of taxation on foreign source shipping income pursuant to the American Jobs Creation Act of 2004 that took effect January 1, 2005, are transforming corporate events for OSG.”

About Overseas Shipholding Group, Inc.
OSG is one of the world’s leading independent bulk shipping companies engaged primarily in the ocean transportation of crude oil and petroleum products. The Company’s modern fleet consists of 100 oceangoing vessels, of which 90 vessels operate in the international market and ten vessels operate in the U.S. flag market. OSG is the only major U.S. shipping company with significant operations in both the international and U.S. flag markets.

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Overseas Shipholding Group, Inc.

This release contains forward-looking statements regarding OSG’s prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, the ability to attract and retain customers, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in OSG’s Annual Report on Form 10-K.